Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Marten Transport, Ltd.:

We consent to incorporation by reference in the registration statements (No. 333-81494, 33-75648 and 333-128168) on Form S-8 of Marten Transport, Ltd. of our report dated March 12, 2014, with respect to the consolidated balance sheets of Marten Transport, Ltd. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013 which appears in the December 31, 2013 annual report on Form 10-K of Marten Transport, Ltd.

/s/ KPMG LLP

Minneapolis, Minnesota

March 12, 2014